EXHIBIT 3.1(b)
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                            ARTICLES OF AMENDMENT TO
                                 INDIGINET, INC.

     THE UNDERSIGNED, being the sole director and president of Indiginet, does hereby amend its Articles of Incorporation as follows:

                                   ARTICLE IV
                                     SHARES

     4.1 The capital stock of this corporation shall consist of 500,000,000 shares of common stock, no par value, and 15,000,000 shares of preferred stock, no par value.

     4.2 Preferred Stock. The board of directors us authorized, subject to limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each series, and to fix the designation, powers, including voting rights, if any, preferences and rights of the shares of each series, and any qualifications, limitations, or restrictions thereof.

     4.3 Others Powers of the Board of Directors with Respect to Shares.

         (a) The board of directors may effectuate dividends payable in shares by issuance of shares of any class or series to holders of shares of any other class or series.

         (b) The board of directors may issue rights and options to acquire shares upon such terms as the board of directors shall determine.

     IN WITNESS WHEREOF, I have hereunto subscribed to and executed this Amendment to the Articles of Incorporation on April 20, 2001.

/s/ Jeffrey Black
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Jeffrey Black, President and Sole Director


         The foregoing instrument was acknowledged before me on April 20, 2001 by Jeffrey Black who is personally known to me.

                                           /s/ Eric P. Littman
                                           -------------------------------------
                                           Eric P. Littman

My commission expires:  April 25, 2004